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Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
INCREASES PRESENCE IN NEW JERSEY

        DALLAS, Texas (June 25, 2002)—United Surgical Partners International, Inc. (Nasdaq/NM: USPI) today announced that it has entered into a 50-50 joint venture agreement with Robert Wood Johnson University Hospital (RWJUH) to operate East Brunswick, New Jersey-based Robert Wood Johnson Surgery Center. The 10,500-square-foot multi-specialty facility is located on the first floor of a medical office building, has five-operating rooms.

        Commenting on the joint venture, Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "This partnership represents our second joint venture in New Jersey and expands our presence in the state to three facilities. One of the driving forces behind our partnership with Robert Wood Johnson University Hospital was its excellent reputation in the state and nationally. This reputation is a direct result of the high-quality patient care and the dedicated physicians and staff working at the Robert Wood Johnson Surgery Center."

        United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 58 surgical facilities in the United States, Spain and the United Kingdom. Of these facilities, the Company operates 23 domestic facilities through strategic relationships with 11 major not-for-profit healthcare system partners.

        Robert Wood Johnson University Hospital is the principal hospital of UMDNJ-Robert Wood Johnson Medical School, member of the Robert Wood Johnson Health System and Network, and member of the New Jersey Council of Teaching Hospitals.

        The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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UNITED SURGICAL PARTNERS INTERNATIONAL INCREASES PRESENCE IN NEW JERSEY